Exhibit 99.3

Pacific Gas and Electric Company - Agreements Executed Pursuant to Request for Offers (RFO) for Long Term Generation Resources (1)

Counterparty/Facility	Size (MW)	Contract Type (2)(3)(4)	Operational Date	Plant Type	Term

Long-Term Need:
Calpine Hayward	601	PPA	2010	Combined cycle	10
EIF Firebaugh	399	PPA	2009	Combustion turbine	20
EIF Fresno	196	PPA	2009	Combustion turbine	20
Starwood Firebaugh	118	PPA	2009	Combustion turbine	15
Tierra Energy Hayward	116	PPA	2009	Reciprocating engine	20
E&L Westcoast Colusa	657	Utility-owned (PSA)	2010	Combined cycle	life of asset
Total Long-Term Need	2,087

Humboldt:
Wartsila Humboldt	163	Utility-owned (EPC)	2009	Reciprocating engine	life of asset

Total	2,250

(1)
On April 11, 2006, Pacific Gas and Electric Company filed an application with the CPUC seeking approval of these agreements. Other than requirements to use their best efforts to obtain CPUC approval, the parties’ material obligations under these agreements are conditioned upon CPUC approval of the agreements and applicable ratemaking mechanisms. As described in note 2 below, additional conditions must be satisfied for the Calpine Hayward project to proceed.

(2)
Under a power purchase agreement (PPA) the Utility is responsible for arranging for gas transportation and supplying gas to the generation facility, and is entitled to receive all capacity, energy, and other products generated by the facility. Under a PPA, development, construction, and operation are all performed by a third party. The agreement related to the Calpine Hayward project is a letter of intent to execute a PPA. The execution of the PPA is subject to certain financial conditions, including that the associated Calpine entity emerge from bankruptcy or transfer the project site to a bankruptcy remote entity. If these conditions are not satisfied by October 2006, the letter of intent will terminate.

(3)
A purchase and sale agreement (PSA) provides for a turnkey acquisition by the Utility of a fully operational, fully permitted generation facility that has been developed, constructed, commissioned, and successfully tested by the seller. Under a PSA, development and construction are performed by a third party. The Utility would own and operate the facility upon closing.

(4)
A turnkey engineering, procurement, and construction (EPC) agreement permits the Utility either to acquire fully or partially developed projects with rights to permits and site control, or to perform the development activities itself and then engage a contractor to complete the engineering and construction of the facility. The Utility currently owns the site on which the facility will be located and will fund all costs related to the development and construction of the facility.